EXHIBIT 21.1

ENTITIES OF ADVANCED MEDICAL OPTICS, INC.

PLACE OF INCORPORATION
NAME OF SUBSIDIARY		OR ORGANIZATION
1.	AMO Holdings, Inc.	United States (Delaware)
2.	AMO Nominee Holdings, LLC	United States (Delaware)
3.	AMO Spain Holdings, LLC	United States (Delaware)
4.	AMO U.K. Holdings, LLC	United States (Delaware)
5.	AMO USA, Inc.	United States (Delaware)
6.	Ironman Merger Corporation	United States (Delaware)
7.	Quest Vision Technology, Inc.	United States (California)
8.	VISX, Incorporated	United States (Delaware)
9.	WaveFront Sciences, Inc.	United States (New Mexico)
10.	Advanced Medical Optics Australia Pty Ltd.	Australia
11.	AMO Belgium BVBA	Belgium
12.	AMO Canada Company	Canada
13.	AMO Global Holdings	Cayman Islands
14.	AMO Ireland	Cayman Islands
15.	AMO Puerto Rico Manufacturing, Inc.	Cayman Islands
16.	VISX	Cayman Islands
17.	AMO (Hangzhou) Co., Ltd.	China
18.	AMO Denmark ApS	Denmark
19.	AMO France SAS	France
20.	AMO Germany GmbH	Germany
21.	AMO Asia Limited	Hong Kong
22.	Advanced Medical Optics India Private Limited	India
23.	Allergan Trading International Limited	Ireland
24.	AMO Ireland Export Ltd.	Ireland
25.	AMO International Holdings	Ireland
26.	AMO Ireland Finance	Ireland
27.	AMO Regional Holdings	Ireland (Non Resident)
28.	AMO Italy SrL	Italy
29.	AMO Japan KK	Japan
30.	AMO Malta Limited	Malta
31.	AMO Netherlands BV	Netherlands
32.	AMO Groningen B.V.	Netherlands
33.	Advanced Medical Optics Norway ASA	Norway
34.	AMO Singapore Pte. Ltd.	Singapore
35.	Advanced Medical Optics Spain S.L.	Spain
36.	AMO Manufacturing Spain, S.L.	Spain
37.	Advanced Medical Optics Norden AB	Sweden
38.	Advanced Medical Optics Uppsala AB	Sweden
39.	AMO Switzerland GmbH	Switzerland
40.	AMO United Kingdom, Ltd.	United Kingdom